AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This amendment (“Amendment”) to the Investment Advisory Agreement (the “Agreement”) dated as of August 1, 2017 by and between Syntax Advisors, LLC (the “Advisor”) and the Syntax ETF Trust (“Trust”) is entered into as of March 3, 2022 (the “Effective Date”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”).

WHEREAS, Section 8 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.	Schedule A to the Agreement is hereby deleted in its entirety and replaced by the Schedule A attached hereto which reflects the addition of the Syntax Stratified Total Market II ETF, Syntax Stratified LargeCap III ETF, Syntax Stratified Emerging Markets ETF, Syntax Stratified LargeCap ESG ETF, Syntax Stratified MidCap II ETF, Syntax Stratified U.S. Total Market Hedged II ETF, and Stratified SmallCap II ETF.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

SYNTAX ADVISORS, LLC		SYNTAX ETF TRUST

By:	/s/ Rory Riggs	By:	/s/ Rory Riggs
	Rory Riggs, CEO		Rory Riggs, CEO and Principal Executive Officer

SCHEDULE A

to

INVESTMENT ADVISORY AGREEMENT

Appendix A

Name of Fund	Net Fee Rate
Syntax Stratified LargeCap ETF	0.30%
Syntax Stratified MidCap ETF	0.35%
Syntax Stratified SmallCap ETF	0.40%
Syntax Stratified LargeCap II ETF	0.30%
Syntax Stratified U.S. Total Market ETF	0.35%
Syntax Stratified U.S. Hedged Equity ETF	0.65%
Syntax Stratified U.S. 1000 ETF	0.30%
Syntax Stratified Europe & Asia Developed Markets ETF	0.45%
Syntax Stratified Total Market II ETF	0.35%
Syntax Stratified LargeCap III ETF	0.30%
Syntax Stratified Emerging Markets ETF	0.50%
Syntax Stratified LargeCap ESG ETF	0.35%
Syntax Stratified MidCap II ETF	0.35%
Syntax Stratified U.S. Total Market Hedged II ETF	0.65%
Syntax Stratified SmallCap II ETF	0.40%